EXHIBIT 23.2







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Community Bankshares, Inc.

         We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Community Bankshares, Inc.'s Registration Statement on Form S-3, relating to the registration of the issuance of up to 300,000 shares of its common stock pursuant to the Community Bankshares, Inc. Dividend Reinvestment Plan, of our report dated February 7, 2005, which is included in Community Bankshares, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to our firm under the section "Accounting Matters" in the prospectus which is a part of this registration statement.





                                          s/J. W. Hunt and Company, LLP


Columbia, South Carolina
September 26, 2005